Exhibit 3.7

DFI/CORP/38	United States of America
RECORD 2/00
State of Wisconsin

DEPARTMENT OF FINANCIAL INSTITUTIONS

To All to Whom These Presents Shall Come, Greeting:

I, RAY ALLEN, Deputy Administrator, Division of Corporate & Consumer Services, Department of Financial Institutions, do hereby certify that the annexed copy has been compared by me with the record on file in the Corporation Section of the Division of Corporate & Consumer Services of this department and that the same is a true copy thereof and the whole of such record; and that I am the legal custodian of said record, and that this certification is in due form.

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed the official seal of the Department.
/s/ Ray Allen
RAY ALLEN, Deputy Administrator Division of Corporate & Consumer Services Department of Financial Institutions

DATE: AUG 26 2010	By:	/s/ Cathy Mickelson

Effective July 1, 1996, the Department of Financial Institutions assumed the functions previously performed by the Corporations Division of the Secretary of State and is the successor custodian of corporate records formerly held by the Secretary of State.

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

BERBEE INFORMATION NETWORKS CORPORATION

BERBEE INFORMATION NETWORKS CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Wisconsin (the “Corporation”), DOES HEREBY CERTIFY;

FIRST: The name of the corporation is Berbee Information Networks Corporation and the name under which the corporation was originally incorporated is Berbee-Wisconsin, Inc. The date of filing of its original Articles of Incorporation with the Department of Financial Institutions was December 23, 2005.

SECOND: The Amended and Restated Articles of Incorporation of Berbee Information Networks Corporation, in the form attached hereto as Exhibit A, has been duly adopted by the Board of Directors in accordance with Section 180.1007 of the General Corporation Law of the State of Wisconsin, and by written consent of the stockholders in accordance with the applicable provisions of Section 180.0704, 180.1003 and 180.1007 of the General Corporation Law of the State of Wisconsin and written notice has been given as provided by Section 180.0704 of the General Corporation Law of the State of Wisconsin to every stockholder entitled to such notice.

THIRD: The Amended and Restated Articles of Incorporation so adopted read in full as set forth in Exhibit A attached hereto and are hereby incorporated by reference.

IN WITNESS WHEREOF, Berbee Information Networks Corporation has caused this certificate to be signed by its President this 28th day of March, 2006.

BERBEE INFORMATION NETWORKS CORPORATION

By:	/s/ Greg Sliwicki
Greg Sliwicki, President

This document drafted by:

Daniel L. Ghoca, Esq.

Michael Best & Friedrich LLP

P.O. Box 1806

Madison, WI 53701-1896

EXHIBIT A

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

BERBEE INFORMATION NETWORKS CORPORATION

ARTICLE I

Name

The name of this corporation is Berbee Information Networks Corporation.

ARTICLE II

Registered Office

Its registered office in the State of Wisconsin is to be located at 5520 Research Park Drive, Madison, 53711-5377. The registered agent is Greg Sliwicki.

ARTICLE III

Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Wisconsin.

ARTICLE IV

Capital Stock

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 50,003,200 shares, consisting of (i) 50,000,000 shares of Common Stock, par value $0.01 per share (“Common Stock”), and (ii) 3,200 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.	COMMON STOCK.

1.	General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock.

2.	Voting. The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 180.1004 of the General Corporation Law of Wisconsin.

3.

Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

4.

Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding Preferred Stock.

B.	PREFERRED STOCK.

1.	Dividends.

(a) The holders of shares of Preferred Stock shall be entitled to receive dividends on the Preferred Stock at a rate per annum equal to eight percent (8%) of the Liquidation Preference (as defined in Section B(2) of this Article IV); provided, however, that in the event that the Corporation shall have failed to comply with its obligation to redeem the Preferred Stock held by a majority of the holders of the Preferred Stock on or after the Optional Redemption Date (as defined in Section B(6)(b) of this Article IV), the holders of shares of Preferred Stock shall be entitled to receive dividends on the Preferred Stock at a rate per annum equal to twelve percent (12%) of the Liquidation Preference, which such increased dividends shall accrue and shall be cumulative from the date of issuance of each share of Preferred Stock; and provided further that, in the event an Event of Default (as defined in that certain Class A Purchase Agreement dated as of March 23, 2000, by and among the Corporation, certain of the holders of Preferred Stock and others (the “Purchase Agreement”)), shall occur and be continuing, the holders of shares of Preferred Stock shall be entitled to receive dividends on the Preferred Stock at a rate per annum equal to ten percent (10%) of the Liquidation Preference. The Corporation shall declare and pay, out of any funds legally available for the payment of dividends, preferential, cumulative dividends to the holders of the Preferred Stock as provided in this Section B(l) of this Article IV. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Dividends shall be paid on each April 1, July 1, October 1 and January 1, commencing July 1, 2000. The Corporation may, at its option, pay dividends in cash or in shares of Preferred Stock (including fractional shares, provided that the Corporation may, at its option, pay cash in lieu of issuing fractional shares) having an aggregate Liquidation Preference equal to the amount of such dividends.

(b) The Corporation shall not declare or pay any dividends on any shares of the Corporation’s capital stock until the holders of the Preferred Stock then outstanding shall have first received (i) the dividend at the rate specified in paragraph (a) of this Section I, including the full amount of any and all accumulated and unpaid dividends, and (ii) a dividend on each outstanding share of Preferred Stock in an amount at least equal to the product of (x) the per share amount, if any, of the dividends or other distributions to be declared, paid or set aside on the shares of Common Stock, multiplied by (y) the number of shares of Common Stock into which such share of Preferred Stock is then convertible.

2.	Liquidation, Dissolution or Winding, Up; Certain Mergers, Consolidations and Asset Sales.

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a “Liquidation Event”), holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking junior to the Preferred Stock (such Common Stock and other stock being collectively referred to as “Junior Stock”) by reason of their ownership thereof, an amount equal to $10,000 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) (the “Liquidation Preference”), plus the full amount of any and all accumulated and unpaid dividends. If upon any Liquidation Event the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Preferred Stock the full amount to which they shall be entitled, the holders of shares of Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(b) Any (i) merger or consolidation in which (x) the Corporation is a constituent party or (y) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation (except any such merger or consolidation involving the Corporation or a subsidiary in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold immediately following such merger or consolidation at least 50% of the voting power of the capital stock of (A) the surviving or resulting corporation or (B) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation), or (ii) sale of all or substantially all the assets of the Corporation, shall be deemed to be a Liquidation Event for purposes of this Section 2, and the agreement or plan of merger or consolidation with respect to such merger, consolidation or sale shall provide that the consideration payable to the stockholders of the Corporation (in the case of a merger or consolidation), or consideration payable to the Corporation, together with all other available assets of the Corporation (in the case of an asset sale), shall be distributed to the holders of capital stock of the Corporation in accordance with Subsection B(2)(a) of this Article IV. The amount deemed distributed to the holders of Preferred Stock upon any such merger, consolidation or sale shall be the cash or the value of the property, rights or securities distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or other securities shall be determined in good faith by the Board of Directors of the Corporation. Notwithstanding the foregoing to the contrary in respect of any such merger or consolidation, the Baird Group (as defined in the Purchase Agreement) may elect to convert all of the outstanding shares of Preferred Stock, plus the full amount of any accumulated and unpaid dividends, into shares of Common Stock in accordance with Section B(4) of this Article IV in lieu of receiving the Liquidation Preference.

3.	Voting.

(a) On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written action of stockholders in lieu of meeting), each holder of outstanding shares of Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law, or by the provisions of Subsections B(3)(b) or B(3)(c) of this Article IV, holders of Preferred Stock shall vote together with the holders of Common Stock as a single class.

(b) The holders of record of shares of Preferred Stock, exclusively and as a separate class, shall be entitled to elect one member of the Board of Directors and the holders of record of the shares of Common Stock (including the Preferred Stock), exclusively and as a separate class, shall be entitled to elect the balance of the total number of directors of the Corporation. The director elected by the holders of record of shares of Preferred Stock shall be designated by the Baird Group. At any meeting held for the purpose of electing directors, the presence in person or by proxy of the holders of a majority of the shares of Preferred Stock then outstanding shall constitute a quorum of the Preferred Stock for the purpose of electing directors by holders of the Preferred Stock, which such directors shall be designated by the Baird Group. A vacancy in any directorship filled by the holders of Preferred Stock shall be filled as designated by the Baird Group by vote or written consent in lieu of a meeting of the holders of the Preferred Stock or by any remaining director or directors elected by the holders of Preferred Stock pursuant to this Subsection B(3)(b).

(c) In the event that the Corporation shall have failed to comply with its obligation to redeem the Preferred Stock on or after the Optional Redemption Date, or an “Event of Default” shall occur and be continuing as defined in the Purchase Agreement, the Corporation shall promptly give written notice thereof to each holder of Preferred Stock and the holders of Preferred Stock, exclusively and as a separate class, shall be entitled to elect two members of the Board of Directors of the Corporation, which such directors shall be designated by the Baird Group, and the holders of record of the shares of Common Stock (including the Preferred Stock), exclusively and as a separate class, shall be entitled to elect the balance of the total number of directors of the Corporation.

(d) Whenever under the provisions of Subsection B(3)(c) of this Article IV the right shall have accrued to the holders of the shares of Preferred Stock as a class to elect two directors, the Board of Directors shall, within ten days after delivery to the Corporation at its principal office of a request to such effect by the holders of at least fifty percent (50%) of the then outstanding shares of Preferred Stock, call a special meeting of the stockholders for the election of directors, to be held upon not less than 20 nor more than 30 days’ notice to such holders. If such notice of meeting is not given within the ten days required above, the holders of

Preferred Stock requesting the calling of such meeting may also call such meeting and shall have access to the stock books and records of the Corporation for such purpose. At any meeting so called or at any other meeting held while the holders of the outstanding shares of Preferred Stock shall have the voting power pursuant to Subsection B(3)(c) of this Article IV, the holders of a majority of the then outstanding shares of Preferred Stock, present in person or by proxy, shall be sufficient to constitute a quorum for the election of directors as herein provided. Upon the election of the directors at such meeting, the terms of office of all persons who were previously directors of the Corporation shall immediately terminate, whether or not the holders of the shares of Common Stock shall then have elected the remaining directors of the Corporation.

(e) In the case of any vacancy in the office of a director occurring among the directors elected by the holders of the shares of Preferred Stock as a class, pursuant to the foregoing provisions of Subsection B(3)(d) of this Article IV, the remaining director elected by the holders of the Preferred Stock may, if permitted by law and subject to the provisions of Subsection B(3)(f) of this Article IV, elect a successor or successors to hold office for the unexpired term of the director whose place shall be vacant. In case of any vacancy in the office of a director occurring among the directors elected by the holders of Common Stock, the remaining directors elected by the holders of Common Stock by affirmative vote of a majority thereof, or the remaining director so elected if there be but one, may, if permitted by law, elect a successor or successors to hold office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected by the holders of the Preferred Stock (or by any director so elected by a director elected by the holders of the Preferred Stock as provided in this Subsection B(3)(e)) may be removed during his term of office, either with or without cause, by, and only by, the Baird Group.

(f) Upon the closing of a Qualified Public Offering (as defined in Section 5), the holders of the shares of Preferred Stock shall be divested of all of the voting rights specified in Subsection B(3)(c) of this Article IV. Upon the termination of any such voting rights as provided above, the Board of Directors shall call a special meeting of stockholders at which all directors will be elected, and their terms of office shall terminate immediately upon the election of their successors.

4.	Optional Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”).

(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $10,000 by the Class A Conversion Price (as defined below) in effect at the time of conversion. The “Class A Conversion Price” shall initially be $135.00. Such initial Class A Conversion Price, and the rate at which shares of Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

In the event of a notice of redemption of any shares of Preferred Stock pursuant to Section B(6) of this Article IV, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the first full day preceding the date fixed for redemption, unless the redemption price is not paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a liquidation of the Corporation, the Conversion Rights shall terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of Preferred Stock.

(b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Class A Conversion Price.

(c) Mechanics of Conversion.

(i) In order for a holder of Preferred Stock to convert shares of Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock, at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Preferred Stock represented by such certificate or certificates. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date (“Conversion Date”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Preferred Stock, or to his or its nominees, (i) a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled together with cash in lieu of any fraction of a share, and (ii) the full amount of any and all accumulated and unpaid dividends.

(ii) The Corporation shall at all times when the Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock. Before taking any action which would cause an adjustment reducing the Class A Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Class A Conversion Price.

(iii) All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of the full amount of any and all accumulated and unpaid dividends thereon. Any shares of Preferred Stock so converted shall be retired and cancelled and shall not be reissued, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

(iv) The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section B(4). The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(d) Adjustments to Class A Conversion Price for Diluting Issues:

(i) Special Definitions. For purposes of this Section B(4), the following definitions shall apply:

(A) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(B) “Class A Original Issue Date” shall mean the date on which a share of Preferred Stock was first issued.

(C) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(D) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 4(d)(iii) of this Article IV, deemed to be issued) by the Corporation after the Class A Original Issue Date, other than:

(I) shares of Common Stock issued or issuable upon conversion or exchange of any Convertible Securities or exercise of any Options outstanding on the Class A Original Issue Date;

(II) shares of Common Stock issued or issuable as a dividend or distribution on Preferred Stock; or

(III) shares of Common Stock issued or issuable by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Section 4(e) or 4(f) of this Article IV.

(ii) No Adjustment of Class A Conversion Price. No adjustment in the Class A Conversion Price shall be made as the result of the issuance of Additional Shares of Common Stock if: (a) the consideration per share (determined pursuant to Section 4(d)(v) of this Article IV) for such Additional Share of Common Stock issued or deemed to be issued by the Corporation is equal to or greater than the applicable Class A Conversion Price in effect immediately prior to the issuance or deemed issuance of such Additional Shares, or (b) prior to such issuance or deemed issuance, the Corporation receives written notice from the Baird Group representatives on the Board of Directors of the Corporation of the then outstanding shares of Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock.

(iii) Issue of Securities, Deemed Issue of Additional Shares of Common Stock.

(A) Except as set forth in Section B(4)(d)(iii)(B) of this Article IV, if the Corporation at any time or from time to time after the Class A Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Subsection B.4(d)(v) hereof) of such Additional Shares of Common Stock would be less than the applicable Class A Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(I) Except as set forth in Section B(4)(d)(iii)(B) of this Article IV, no further adjustment in the Class A Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(II) If such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, then upon the exercise, conversion or exchange thereof, the Class A Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(III) Upon the expiration or termination of any such unexercised Option or unconverted Convertible Security, the Class A Conversion Price shall not be readjusted, but the Additional Shares of Common Stock deemed issued as the result of the original issue of such Option or Convertible Security shall not be deemed issued for the purposes of any subsequent adjustment of the Class A Conversion Price;

(IV) In the event of any change in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Class A Conversion Price then in effect shall forthwith be readjusted to such Class A Conversion Price as would have obtained had the adjustment which was made upon the issuance of such Option or Convertible Security not exercised, converted or exchanged prior to such change been made upon the basis of such change; and

(V) No readjustment pursuant to clause (II) or (IV) above shall have the effect of increasing the Class A Conversion Price to an amount which exceeds the lower of (i) the Class A Conversion Price on the original adjustment date, or (ii) the Class A Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

In the event the Corporation, after the Class A Original Issue Date, amends the terms of any such Options or Convertible Securities (whether such Options or Convertible Securities were outstanding on the Class A Original Issue Date or were issued after the Class A Original Issue Date), then such Options or Convertible Securities, as so amended, shall be deemed to have been issued after the Class A Original Issue Date and the provisions of this Section B(4)(d)(iii) shall apply.

(B) It is the intent of the Corporation that the formula described in this Section B(4)(d)(iii)(B) below, result, in the event of the exercise of the May 2002 Options (as described in this Section B(4)(d)(iii)(B)), in an adjustment to the Class A Conversion Price such that the holders of Preferred Stock of the Corporation will own the same percentage of the capital stock of the Corporation (on a fully diluted basis) after such exercise of the May 2002 Options, as is owned by the holders of the Preferred Stock (on a fully diluted basis) before such exercise of the May 2002 Options. For the purpose of adjusting the Class A Conversion Price in the event of the exercise of the May 2002 Options (as defined below), the following, notwithstanding any other provision of these Articles of Incorporation, shall be the sole method of calculating such Class A Conversion Price adjustment (provided, however, that the provisions of this Section B(4)(d)(iii)(B) shall not result in the termination or amendment of Section 7.18 of the Class A Preferred Stock Purchase Agreement dated March 23, 2000, as amended from time to time by and among the Corporation and the Purchasers named therein, James G. Berbee and Karen A. Walsh and the Baird Group (as defined in the Purchase Agreement)):

(I) In the event that the Corporation issues any Options (the “May 2002 Options”) which are part of the 400,000 increase in the number of authorized shares of the Corporation’s Common Stock available for issuance under the 1999 Stock Option Plan, which were approved by the stockholders of the Corporation at the annual meeting of stockholders dated May 13, 2002, no adjustment shall be made to the Class A Conversion Price upon the issuance of the May 2002 Option and, if the exercise price of the May 2002 Option is less than the Class A Conversion Price, the Corporation shall adjust the Class A Conversion Price only upon the exercise of any May 2002 Option and the issuance of the underlying Common Stock and only according to the following algebraic formula (the “Option Adjustment”):

A = B* (10,000/G), where

A	=	the new Class A Conversion Price.

B	=	the aggregate number of shares of Preferred Stock outstanding immediately prior to exercise of the applicable May 2002 Option.

C	=	the aggregate number of shares of Common Stock that are issuable upon conversion of all of the Preferred Stock immediately prior to the exercise of the applicable May 2002 Option.

D	=

the aggregate number of fully-diluted shares of Common Stock (including all shares of Common Stock issuable upon the exercise of outstanding options and the conversion of outstanding Preferred Stock) outstanding immediately prior to the exercise of the applicable May 2002 Option.

E	=

the aggregate number of fully-diluted shares of Common Stock (including all shares of Common Stock issuable upon the exercise of outstanding options and the conversion of outstanding Preferred Stock) outstanding immediately after the exercise of the applicable May 2002 Option.

F	=	C/D.

G	=	E * F.

In the event of any conflict between this Section B(4)(d)(iii)(B) and any other provision of these Articles of Incorporation relating to the May 2002 Options the terms of this Section B(4)(d)(iii)(B) shall control.

(iv) Adjustment of Class A Conversion Price Upon Issuance of Additional Shares of Common Stock.

Except as set forth in Section B(4)(d)(iii)(B) of this Article IV, in the event the Corporation shall at any time after the Class A Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section B.4(d)(iii) of this Article IV), without consideration or for a consideration per share less than the applicable Class A Conversion Price in effect immediately prior to such issue, then and in such event, such Class A Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Class A Conversion Price by a fraction, (A) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of shares of Common Stock which the aggregate consideration received or to be received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Class A

Conversion Price; and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; provide that, (i) for the purpose of this Section B(4)(d)(iv), all shares of Common Stock issuable upon conversion or exchange of Convertible Securities outstanding immediately prior to such issue shall be deemed to be outstanding, and (ii) the number of shares of Common Stock deemed issuable upon conversion or exchange of such outstanding Convertible Securities shall not give effect to any adjustments to the conversion or exchange price or conversion or exchange rate of such Convertible Securities resulting from the issuance of Additional Shares of Common Stock that is the subject of this calculation.”

(v) Determination of Consideration. For purposes of this Section B(4)(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(A) Cash and Property: Such consideration shall:

(I) insofar as it consists of cash, be the gross cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(II) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(III) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board of Directors.

(B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section B(4)(d)(iii) of this Article IV, relating to Options and Convertible Securities, shall be determined by dividing:

(x) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(e) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Class A Original Issue Date effect a subdivision of the outstanding Common Stock, the Class A Conversion Price then in effect immediately before that subdivision shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Class A Original Issue Date combine the outstanding shares of Common Stock, the Class A Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time after the Class A Original Issue Date, shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Class A Conversion Price then in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Class A Conversion Price then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Class A Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Class A Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

(g) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Class A Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than shares of Common Stock) or in cash or other property (other than cash out of earnings or earned surplus, determined in accordance with generally accepted accounting principles), then and in each such event provision shall be made so that the holders of the Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the kind and amount of securities of the Corporation, cash or other property which they would have been entitled to receive had the Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph with respect to the rights of the holders of the Preferred Stock; provided, however, that no such adjustment shall be made if the holders of Preferred Stock simultaneously receive a dividend or other distribution of such securities in an amount equal to the amount of such securities as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

(h) Adjustment for Merger or Reorganization, etc. Subject to the provisions of Section B(2)(c) of this Article IV, if there shall occur any reorganization, recapitalization, consolidation or merger involving the Corporation in which the Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by paragraphs (e), (f) or (g) of this Section B(4)), then, following any such reorganization, recapitalization, consolidation or merger, each share of Preferred Stock shall be convertible into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Preferred Stock immediately prior to such reorganization, recapitalization, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section B(4) set forth with respect to the rights and interest thereafter of the holders of the Preferred Stock, to the end that the provisions set forth in this Section B(4) (including provisions with respect to changes in and other adjustments of the Class A Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Preferred Stock.

(i) No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section B(4) and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

(j) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Class A Conversion Price pursuant to this Section B(4), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a certificate setting forth (i) the Class A Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Preferred Stock.

(k) Notice of Record Date. In the event:

(i)

the Corporation shall take a record of the holders of its Common Stock (or other stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or

(ii)

of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, any consolidation or merger of the Corporation with or into another corporation (other than a consolidation or merger in which the Corporation is the surviving entity and its Common Stock is not converted into or exchanged for any other securities or property), or any transfer of all or substantially all of the assets of the Corporation; or

(iii)	of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will mail or cause to be mailed to the holders of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up. Such notice shall be mailed at least 10 days prior to the record date or effective date for the event specified in such notice.

5. Mandatory Conversion.

(a) Upon the occurrence of any of the following events (a “Mandatory Conversion Date”):

(i) the closing of a Qualified Initial Public Offering;

(ii) the written consent of holders of a majority of the issued and outstanding shares of Preferred Stock;

(iii) the closing of any merger or consolidation which is deemed to be a Liquidation Event pursuant to Section B(2)(b) of this Article IV, if the Preferred Stock is not liquidated in connection therewith;

all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate. For purposes of this Section 5, “Qualified Initial Public Offering” shall mean the Corporation’s initial public offering of shares of Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $30,000,000 of gross proceeds to the Corporation and in which the price per share of Common Stock sold to the public is at least two times the Conversion Price of the Shares (as set forth in the Corporation’s Articles of Incorporation, as amended), as it may be adjusted from time to time.

(b) In the event of the conversion of the shares of Preferred Stock into shares of Common Stock pursuant to this Section B(5), the Corporation shall pay to the holders of shares of Preferred Stock the full amount of any and all accumulated and unpaid dividends on the Mandatory Conversion Date.

(c) All holders of record of shares of Preferred Stock shall be given written notice of the Mandatory Conversion Date and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section B(5). Such notice need not be given in advance of the occurrence of the Mandatory Conversion Date. Such notice shall be sent by first class or registered mail, postage prepaid, to each record holder of Preferred Stock at such holder’s address last shown on the records of the transfer agent for the Preferred Stock (or the records of the Corporation, if it serves as its own transfer agent). Upon receipt of such notice, each holder of shares of Preferred Stock shall surrender his or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section B(5). On the Mandatory Conversion Date, all outstanding shares of Preferred Stock shall be deemed to have been converted into shares of Common Stock, which shall be deemed to be outstanding of record, and upon the surrender of their certificate or certificates therefor, the holders of shares of Preferred Stock shall be entitled to receive certificates for the number of shares of Common Stock into which such Preferred Stock has been converted. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his or its attorney duly authorized in writing. As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates for Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Section B(4)(b) of this Article IV in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

(d) All certificates evidencing shares of Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the Mandatory Conversion Date, be deemed to have been retired and cancelled and the shares of Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. Such converted Preferred Stock may not be reissued, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

6. Mandatory and Optional Redemptions.

(a) The Corporation will, subject to the conditions set forth below, on the earlier of: (i) March 24, 2007 (the “Mandatory Redemption Date”); or (ii) at any time prior to March 24, 2007, upon the occurrence of any Event of Default and upon notice of redemption from the Baird Group (as such terms are defined in the Purchase Agreement) (the “Default Redemption Date”), redeem from each holder of shares of Preferred Stock at a price equal to Ten Thousand Dollars ($10,000) per share, plus the full amount of any and all accumulated and unpaid dividends thereon, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares (the “Mandatory Redemption Price”), the shares of Preferred Stock held by such holder of Preferred Stock.

(b) The Corporation will, upon request from the Baird Group on or after March 24, 2005 and prior to the closing of a Qualified Initial Public Offering (the “Optional Redemption Date”), subject to the conditions set forth below, redeem from each holder identified by the Baird Group of shares of Preferred Stock (a “Requesting Preferred Holder”) at a price equal to the greater of (i) Ten Thousand Dollars ($10,000) per share, plus the full amount of any and all accumulated and unpaid dividends thereon, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares, or (ii) the Fair Market Value per share of the Preferred Stock as of such Optional Redemption Date determined as hereinafter provided (the “Optional Redemption Price”), all or a portion of the shares of Preferred Stock, held by such Requesting Preferred Holder. The Baird Group shall provide notice of such a request for redemption by first class or registered mail, postage prepaid, to the Corporation at its business address, not less than seventy-five (75) days prior to the requested Optional Redemption Date.

(c) The Corporation shall provide notice specifying the time, manner and place of redemption and the Mandatory Redemption Price or Optional Redemption Price, as applicable (a “Redemption Notice”), by first class or registered mail, postage prepaid, to each holder of record of Preferred Stock at the address for such holder last shown on the records of the transfer agent therefor (or the records of the Corporation, if it serves as its own transfer agent), not less than 45 days prior to March 24, 2007, and with respect to redemption occurring as a result of an occurrence of an Event of Default or with respect to an optional redemption, not less than fifteen (15) days after receipt of the notice from the Baird Group. Except as provided in Section B(6)(d) of this Article IV, each holder of shares of Preferred Stock shall surrender to the Corporation on the applicable Mandatory Redemption Date, Default Redemption Date or Optional Redemption Date the certificate(s) representing the shares to be redeemed on such date, in the manner and at the place designated in the Redemption Notice. Thereupon, the Mandatory Redemption Price or Optional Redemption Price, as applicable, shall be paid to the order of each such holder of shares of Preferred Stock and each certificate surrendered for redemption shall be cancelled.

(d) If the funds of the Corporation legally available for redemption of Preferred Stock on any Mandatory Redemption Date, Default Redemption Date or Optional Redemption Date, as applicable, are insufficient to redeem the number of shares of Preferred Stock required under this Section B(6) to be redeemed on such date from holders of shares of Preferred Stock, those funds which are legally available will be used to redeem the maximum possible number of such shares of Preferred Stock ratably on the basis of the number of shares of Preferred Stock which would be redeemed on such date if the funds of the Corporation legally available therefor had been sufficient to redeem all shares of Preferred Stock required to be redeemed on such date. At any time thereafter when additional funds of the Corporation become legally available for the redemption of Preferred Stock, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem the balance of the shares which the Corporation was theretofore obligated to redeem, ratably on the basis set forth in the preceding sentence.

(e) Unless there shall have been a failure to pay the Mandatory Redemption Price or Optional Redemption Price, as applicable, on the Mandatory Redemption Date, Default Redemption Date or Optional Redemption Date, as applicable, all rights of the holder of each share redeemed on such date as a stockholder of the Corporation by reason of the ownership of such share will cease, except the right to receive the Mandatory Redemption Price or Optional Redemption Price, as applicable, of such share, without interest, upon presentation and surrender of the certificate representing such share, and such share will not from and after such Mandatory Redemption Date, Default Redemption Date or Optional Redemption Date, as applicable, be deemed to be outstanding.

(f) Any Preferred Stock redeemed pursuant to this Section B(6) will be cancelled and will not under any circumstances be reissued, sold or transferred and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Preferred Stock accordingly.

(g) Any shares of Preferred Stock not redeemed on or after the Optional Redemption Date shall accrue dividends at a rate per annum of twelve percent (12%) of the Liquidation Preference thereof. Such dividends shall accrue and shall be cumulative from the date of issuance of each share of Preferred Stock, whether or not declared. Payments after such failure to redeem such Preferred Stock when due shall be applied first to accrued dividends and next to their Optional Redemption Price.

(h) The Fair Market Value of the Preferred Stock shall be determined, with respect to any Optional Redemption Date, on the basis of the Fair Market Value of the number of shares of Common Stock into which each share of Preferred Stock is convertible on such Optional Redemption Date. Fair Market Value shall be determined by a qualified valuation or investment banking firm selected by agreement of the Baird Group and the Corporation or, if the Baird Group and the Corporation are unable to agree upon a single firm, the Baird Group and the Corporation shall each select a qualified firm, which two firms shall select a third qualified firm. In connection with any determination of Fair Market Value, the fees and expenses of any valuation or investment banking firm shall be borne by the Corporation. The valuation or investment banking firm’s determination of the Fair Market Value of such Preferred Stock shall be considered to be the pro rata portion represented by the Preferred Stock being redeemed of the amount which would be paid by a third party to acquire all of the issued and outstanding capital stock of the Corporation (whether by direct purchase, merger, sale of all of the assets and liabilities of the Corporation, or other extraordinary business combination), assuming the payment of the purchase price in cash in full on the closing of the transaction, pursuant to an open and competitive bidding process without time constraints and further assuming the complete cooperation, support and continuity of management, with no reduction for the fact that the Preferred Stock being redeemed constitutes a minority interest or that there is no public market therefore.

7. Appraisal. The Corporation shall provide each holder of shares of Preferred Stock with a written notice of any determinations made by the Board of Directors pursuant to Sections B(2)(b), B(4)(d)(v) and B(4)(h) of this Article IV (the “Determinations”). If the Baird Group objects to the Determinations, the Baird Group shall send written notice to the Corporation. Within 15 days after the receipt of such notice by the Corporation, the Corporation and the Baird Group shall mutually agree upon an appraiser to make the Determinations. In the event that the Corporation and the Baird Group are unable to agree upon an appraiser within such 15-day period, the Corporation and the Baird Group shall each select one appraiser, and such appraisers shall mutually agree upon a third appraiser (the “Appraiser”) to make the Determinations, and such appointment and Determinations shall be binding upon the Corporation and the Baird Group. The Appraiser shall make the Determinations (which shall not be an amount less than the Determinations made by the Board of Directors) within 30 days after its appointment and report the Determinations to the Corporation and the Baird Group in writing.

8. Amendment, Repeal or Adoption. Notwithstanding any other provisions of law, the Articles of Incorporation or Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of record of shares of Preferred Stock, exclusively and as a separate class, of at least fifty percent (50%) of the votes which the holders of record of shares of Preferred Stock would be entitled to cast in any annual election of directors or class of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article IV after it shall have become effective.

C.	SHAREHOLDER ACTION WITHOUT MEETING.

Any action required or permitted to be taken at any Annual or Special Meeting of stockholders of the Corporation, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

ARTICLE V

Directors

A. Number. The number of directors of the Corporation shall be such number not less than one (1) nor more than seven (7) as shall be set forth from time to time in a resolution of the Board of Directors, provided that no action shall be taken to decrease below one (1) or increase above seven (7) the number of directors unless at least 66.67% in voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) approve such decrease or increase. Vacancies in the Board of Directors of the Corporation, however caused, and newly created directorships shall be filled only by a vote of a majority of the directors then in office, or by the sole remaining director, whether or not a quorum, and any director so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which the director has been chosen expires and when the director’s successor is elected and qualified.

B. Classified Board of Directors. The Board of Directors shall be and is divided into three classes: Class I, Class II and Class III, each of which shall be as nearly equal in number as possible. Each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which the director was elected; provided, however, that each initial director in Class I shall hold office until the annual meeting of stockholders in 2000; each initial director in Class II shall hold office until the annual meeting of stockholders in 2001; and each initial director in Class III shall hold office until the annual meeting of stockholders in 2002. Notwithstanding the foregoing provisions of this Article V, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal.

Subject to the provisions of this Article V, should the number of directors not be equally divisible by three, the excess director or directors shall be assigned to Classes I or II as follows: (i) if there shall be an excess of one directorship over a number equally divisible by three, such extra directorship shall be classified in Class I; and (ii) if there shall be an excess of two directorships over a number divisible by three, one shall be classified in Class I and the other in Class II. In the event of any increase or decrease in the authorized number of directors, (1) each director then serving as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his earlier resignation, removal from office or death, and (2) the newly created or eliminated directorship resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to maintain such classes as nearly equal as possible.

C. Removal of Directors. Notwithstanding any other provisions of these Articles or the Bylaws of the Corporation, any director or the entire Board of Directors of the Corporation may be removed, at any time, but only for cause and only by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

ARTICLES OF MERGER

The undersigned corporation, acting pursuant to Section 180.1105 of the Wisconsin Statutes, hereby executes the following Articles of Merger:

ARTICLE I

Surviving Corporation

The name and state of incorporation of the surviving corporation is Berbee Information Networks Corporation (“Survivor”), which is incorporated in the State of Wisconsin. Survivor is not a domestic or foreign business corporation that is an indirect wholly owned subsidiary or parent corporation for the purposes of Section 180.11045 of the Wisconsin Statutes.

ARTICLE II

Non-Surviving Corporation

The name and state of incorporation of the non-surviving corporation is CDW Acquisition Sub, Inc. (the “Corporation”), which is incorporated in the State of Wisconsin.

ARTICLE III

Plan of Merger

The executed Agreement and Plan of Merger, dated as of September 16, 2006 (the “Plan of Merger”), by and among CDW Corporation, the Corporation, Survivor and Paul Shain and Brett Rimkus, each as an alternative shareholders’ representative, is on file at an office of Survivor, the address of which is 5520 Research Park Drive, Madison, Wisconsin 53711. A copy of the Plan of Merger will be furnished by Survivor, on request and without cost, to any shareholder of either the Corporation or Survivor or, on request and upon payment of an amount equal to the cost of producing the copy, to any other interested party.

ARTICLE IV

Approval of Merger

The Plan of Merger was approved by the board of directors and the shareholders of Survivor in accordance with Section 180.1103 of the Wisconsin Statutes. The Plan of Merger was approved by the board of directors and the sole shareholder of the Corporation in accordance with Section 180.1103 of the Wisconsin Statutes.

ARTICLE V

Articles of Incorporation

The Amended and Restated Articles of Incorporation of Survivor shall be amended and restated in their entirety in the form attached hereto as Exhibit A and will be the Second Amended and Restated Articles of Incorporation of Survivor.

ARTICLE VI

No Fee Simple Ownership Interests

The Corporation does not have a fee simple ownership interest in any Wisconsin real estate.

IN WITNESS WHEREOF, Survivor has caused these Articles of Merger to be executed by its duly authorized officer on behalf of all parties to the merger this 11 day of October, 2006.

BERBEE INFORMATION NETWORKS CORPORATION

By:	/s/ Paul S. Shain
Paul S. Shain, Chief Executive Officer

This instrument was

drafted by and is returnable to:

Timothy S. Crisp, Esq.

Michael Best & Friedrich LLP

One South Pinckney Street, Suite 700

Madison, Wisconsin 53703

(608) 257-3501

Exhibit A

SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

BERBEE INFORMATION NETWORKS CORPORATION

The following articles supersede and replace the existing Articles of Incorporation, and all prior amendments thereto, of Berbee Information Networks Corporation, a Wisconsin corporation under Chapter 180 of the Wisconsin Statutes:

ARTICLE I

The name of the corporation is Berbee Information Networks Corporation.

ARTICLE II

The corporation is organized under Chapter 180 of the Wisconsin Statutes.

ARTICLE III

The aggregate number of shares which the corporation shall have authority to issue is one thousand (1,000) consisting of one class only of common stock with a par value of $0.01 per share.

ARTICLE IV

The name and address of the initial registered agent and registered office of the corporation are CSC-Lawyers Incorporating Service Company, 25 West Main Street, Madison, Wisconsin 53703.

ARTICLE V

The number of directors constituting the Board of Directors of the corporation shall be fixed by or in the manner provided by the by-laws.

State of Wisconsin DEPARTMENT OF FINANCIAL INSTITUTIONS Division of Corporate & Consumer Services

ARTICLES OF AMENDMENT – STOCK, FOR-PROFIT CORPORATION

A.	The present corporate name (prior to any change effected by this amendment) is:

Berbee Information Networks Corporation

(Enter Corporate Name)

Text of Amendment (Refer to the existing articles of incorporation and the instructions on the reverse of this form. Determine those items to be changed and set forth the number identifying the paragraph in the articles of incorporation being changed and how the amended paragraph is to read.)

RESOLVED, THAT the articles of incorporation be amended as follows:

Article I – Name

The name of the corporation is CDW Technologies, Inc.

FILING FEE - $40.00 See instructions, suggestions and procedures on following pages.

DFI/CORP/4(R02/05/04) Use of this form is voluntary.	1 of 3

B. Amendment(s) adopted on	5/26/10
(Indicate the method of adoption by checking (X) the appropriate choice below.)

☐ In accordance with sec. 180.1002, Wis. Stats. (By the Board of Directors)

OR

☑ In accordance with sec. 180.1003, Wis. Stats. (By the Board of Directors and Shareholders)

OR

☐ In accordance with sec. 180.1005, Wis. Stats. (By Incorporators or Board of Directors, before issuance of shares)

C. Executed on	6/3/2010	/s/ Robert J. Welyki
	(Date)	(Signature)

Title: ☐ President ☐ Secretary		Robert J. Welyki
or other officer title	VP	(Printed name)

This document was drafted by	Janell Nelsen
(Name the individual who drafted the document)

INSTRUCTIONS (Ref. sec. 180.1006 Wis. Stats. for document content)

Submit one original and one exact copy to Dept. of Financial Institutions, P O Box 7846, Madison WI, 53707-7846, together with a FILING FEE of $40.00 payable to the department. Filing fee is nonrefundable. (If sent by Express or Priority U.S. mail, address to 345 W. Washington Ave., 3rd Floor, Madison WI, 53703), The original must include an original manual signature, per sec. 180.0120(3)(c), Wis. Stats. NOTICE: This form may be used to accomplish a filing required or permitted by statute to be made with the department. Information requested may be used for secondary purposes. If you have any questions, please contact the Division of Corporate & Consumer Services at 608-261-7577. Hearing impaired may call 608-266-8818 for TDY.

DFI/CORP/4l(R02/05/04)	2 of 3

State of Wisconsin DEPARTMENT OF FINANCIAL INSTITUTIONS Division of Corporate & Consumer Services

ARTICLES OF MERGER

Domestic and Foreign For-Profit Corporations

1. Non-Surviving Parties to the Merger:

Corporation Name: Foresight Technology Group, Inc.	Organized under the laws of Ohio
(state or country)

Does the above named non-surviving party have a fee simple ownership interest in any Wisconsin real estate?

☐  Yes     ☒  No

If yes, the surviving corporation is required to file a report with the Wisconsin Department of Revenue under sec. 73.14 of the Wisconsin Statutes. (See instructions.)

Corporation Name:	Organized under the laws of

(state or country)

Does the above named non-surviving party have a fee simple ownership interest in any Wisconsin real estate?

☐  Yes     ☒  No

If yes, the surviving corporation is required to file a report with the Wisconsin Department of Revenue under sec. 73.14 of the Wisconsin Statutes. (See instructions.)

Schedule more non-surviving parties as an additional page and indicate whether the non-surviving party has a fee simple ownership interest in any Wisconsin real estate.

2. Surviving Corporation:

Corporation Name: CDW Technologies, Inc.	Organized under the laws of Wisconsin
(state or country)

3. Indicate below if the surviving corporation is an indirect wholly owned subsidiary or parent:

☒ The surviving corporation is a Domestic or Foreign Business Corporation that is an indirect wholly owned subsidiary or parent and the merger was approved in accordance with sec. 180.11045 and the requirements of sec. 180.11045(2) have been satisfied.

☐ The surviving corporation is not a Domestic or Foreign Business Corporation that is an indirect wholly owned subsidiary or parent.

FILING FEE =$150.00 DFI/CORP/2001(C06/06)

Fee simple ownership interest ☐ Yes ☒ No (for DFI use only)

ARTICLES OF MERGER Chapter 180

Domestic and Foreign Business Corporations

Merging: Unlicensed foreign Corp

                (non-Survivor)

Mail refund to: TRICIA TRAINOR
ADVANCED NATIONWIDE RESEARCH LLC
301 S BEDFORD ST STE 3
MADISON WI 53703

▲    Enter your return address within the bracket above.

Phone number during the day: (            )              -

into: CDW Technologies, Inc. (Wisconsin Domestic Corp) (Survivor)

INSTRUCTIONS (Ref. Sec. 180.11045 and 180.1105, Wis. Stats. for document content)

Submit one original and one exact copy along with the required filing fee of below. Make checks payable to the “Department of Financial Institutions”. Sign the document manually or otherwise allowed under 180.0103(16).		REMIT	$175.00
		This Filing	$150.00
Mailing Address:	Physical Address for Express Mail	Other Filing	$—
Department of Financial Institutions	Department of Financial Institutions	REFUND	$25.00
Division of Corporate & Consumer Services	Division of Corporate & Consumer Services	Not Expedited
P O Box 7846	345 W. Washington Ave – 3rd Fl.
Madison WI 53707-7846	Madison WI 53703

NOTICE: This form may be used to accomplish a filing required or permitted by statute to be made with the department. Information requested may be used for secondary purposes. This document can be made available in alternate formats upon request to qualifying individuals with disabilities.

1. Enter the corporation name and state or country of organization of each non-surviving party to the merger. Definitions of foreign entity types are set forth in sec. 180.0103 (9), Wis. Stats. Select yes or no to indicate whether the non-surviving party has a fee simple ownership interest in any Wisconsin real estate. See sec. 73.14 and 77.25, Wis. Stats., or contact the Wisconsin Department of Revenue at (608)266-1594 for questions regarding fee simple ownership interest and the filing requirements with that department.

2. Enter the corporation name (prior to any amendment to change the name) and state or country of organization of the surviving corporation.

3. Indicate whether the surviving corporation is an indirect wholly owned subsidiary or parent. See sec. 180.11045, Wis. Stats. for requirements. See sec. 180.11045(1)(b), Wis. Stats. for definition.

4. This statement is required per sec. 180.1105 (1)(cm) of the Wis. Stats.

5. A. OR B. Indicate any amendments to the articles of incorporation of the surviving corporation in section A. If there are no amendments, indicate the name of the corporation that is a party to the merger whose articles of incorporation will be the articles of incorporation of the surviving corporation in section B.

6. This statement is required per sec. 180.1105(f) of the Wis. Stats.

7. This statement is required per sec. 180.1105(g) of the Wis. Stats.

8. (Optional) If the merger is to take effect at a time other than the close of business on the day the articles of merger are delivered to the department for filing, state the effective date or date and time. An effective date may not be earlier than the date the document is delivered to the Department of Financial Institutions, nor a date more than 90 days after its delivery.

9. Enter the date of execution and the name and title of the person signing the document.

If the document is executed in Wisconsin, sec. 182.01(3) provides that it shall not be filed unless the name of the person (individual) who drafted it is printed, typewritten or stamped thereon in a legible manner. If the document is not executed in Wisconsin, enter that remark.

DFI/CORP/2001(C06/06)

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